Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-268718
and 333-268718-01
(To Prospectus dated  December 30, 2022,
Prospectus Supplement dated December 30, 2022 and
Product Supplement STOCK CYN-1 dated August 2, 2023)

500,000 Units $10 principal amount per unit CUSIP No. 09710R557	Pricing Date Settlement Date Maturity Date	June 12, 2024 June 20, 2024 June 20, 2025

BofA Finance LLC
Fixed Coupon Barrier Notes Linked to a Basket of Two
Stocks
Fully and Unconditionally Guaranteed by Bank of America Corporation
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A Fixed Coupon Payment of $0.325 payable quarterly on each Coupon Payment Date.
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Maturity of approximately one year.
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At maturity, if the value of the Basket has not decreased by more than 20%, a return of principal; otherwise, 1-to-1 downside exposure to decreases in the Basket from the Starting Value, with up to 100.00% of the principal amount at risk. At maturity you will also receive the final Fixed Coupon Payment, regardless of the performance of the Basket.
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The Basket is comprised of the Class A common stock of CrowdStrike Holdings, Inc. and the common stock of Palo Alto Networks, Inc. (each, a “Basket Stock”). Each Basket Stock has been given an equal weight.
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All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet, page PS-9 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.501 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.00	$5,000,000.00
Underwriting discount	$ 0.10	$ 50,000.00
Proceeds, before expenses, to BofA Finance	$ 9.90	$4,950,000.00
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
June 12, 2024

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Summary
The Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will pay a quarterly Fixed Coupon Payment of $0.325 on each Coupon Payment Date. At maturity, if the Ending Value of the Market Measure, which is the equally weighted basket of two stocks described below (the “Basket”), is greater than or equal to the Threshold Value, you will receive the principal amount; otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk. At maturity you will also receive the final Fixed Coupon Payment, regardless of the performance of the Basket. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The Basket is comprised of the Class A common stock of CrowdStrike Holdings, Inc. and the common stock of Palo Alto Networks, Inc. (each, a "Basket Stock”). On the pricing date, the Class A common stock of CrowdStrike Holdings, Inc. was given an initial weight of 50%, and the common stock of Palo Alto Networks, Inc. was given an initial weight of 50%.
The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.
Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately one year
Market Measure:
An equally weighted basket of two stocks comprised of the Class A common stock of CrowdStrike Holdings, Inc. (Nasdaq Global Select Market symbol: “CRWD”) and the common stock of Palo Alto Networks, Inc. (Nasdaq Global Select Market symbol: “PANW”). Each of CrowdStrike Holdings, Inc. and Palo Alto Networks, Inc. is an "Underlying Company".

Call Feature:	Not applicable. Notwithstanding anything to the contrary in the accompanying product supplement, the notes will not be Issuer Callable Notes or Autocallable Notes.
Coupon Feature:	Fixed Coupon Payments
Barrier:	Applicable
Threshold Value:	80.00, which is 80% of the Starting Value
Fixed Coupon Payments:	The notes will pay a quarterly Fixed Coupon Payment of $0.325 on each Coupon Payment Date.
Starting Value:	100.00
Ending Value:
The value of the Basket on the Final Calculation Day calculated as specified in “The Basket” on page TS-10 of this term sheet and in “Description of the Notes–Baskets—Observation Value or Ending Value of the Basket” on page PS-42 of the accompanying product supplement. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-32 of the accompanying product supplement.

Coupon Payment Dates:	September 19, 2024, December 19, 2024, March 19, 2025 and June 20, 2025 (the maturity date).
Final Calculation Day/Maturity Valuation Period:	June 12, 2025
Price Multiplier:	For each Basket Stock, 1, subject to adjustments for certain corporate events relating to that Basket Stock described beginning on PS-33 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.10 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Fixed Coupon Barrier Notes	TS-2

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Determining Payments on the Notes
Fixed Coupon Payments
The notes will pay a quarterly Fixed Coupon Payment $0.325 on each Coupon Payment Date.
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:
The Redemption Amount will also include the final Fixed Coupon Payment regardless of the performance of the Basket.
You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value. Even with the Fixed Coupon Payments paid over the term of the notes, the return on the notes could be negative.
Fixed Coupon Barrier Notes	TS-3

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement STOCK CYN-1 dated August 2, 2023:* https://www.sec.gov/Archives/edgar/data/70858/000119312523201261/d518933d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
*Please note that, notwithstanding anything to the contrary in the accompanying product supplement, there is no Call Feature applicable to the notes.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Basket will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.
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You accept that the return on the notes will be limited to the return represented by the Fixed Coupon Payments even if the percentage change in the value of the Basket is significantly greater than such return.
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You are willing to lose up to 100% of the principal amount.
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You are willing to forgo dividends or other benefits of owning shares of the Basket Stocks.
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You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes. for all payments under the notes, including the Redemption Amount.

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You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You want to receive dividends or other distributions paid on the Basket Stocks.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Fixed Coupon Barrier Notes	TS-4

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Examples of Hypothetical Payments at Maturity
The following table is for purposes of illustration only. It is based on hypothetical values and shows hypothetical returns on the notes. The table illustrates the calculation of the Redemption Amount based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Ending Value, the actual Fixed Coupon Payments and the term of your investment.  The following table does not take into account any tax consequences from investing in the notes. This table is based on the following hypothetical terms:
1)	the Starting Value of 100.00;
2)	the Threshold Value of 80.00;
3)	an expected term of the notes of approximately one year; and
4)	the Fixed Coupon Payment of $0.325 per unit.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit (including the final Fixed Coupon Payment)(3)	Return on the notes(4)
0.00	-100.00%	$0.325	-96.75%
20.00	-80.00%	$2.325	-76.75%
30.00	-70.00%	$3.325	-66.75%
40.00	-60.00%	$4.325	-56.75%
50.00	-50.00%	$5.325	-46.75%
79.99	-20.01%	$8.324	-16.76%
80.00(1)	-20.00%	$10.325	3.25%
97.00	-3.00%	$10.325	3.25%
100.00(2)	0.00%	$10.325	3.25%
102.00	2.00%	$10.325	3.25%
105.00	5.00%	$10.325	3.25%
107.00	7.00%	$10.325	3.25%
120.00	20.00%	$10.325	3.25%
150.00	50.00%	$10.325	3.25%
200.00	100.00%	$10.325	3.25%
(1)     This is the Threshold Value.
(2)     The Starting Value was set to 100.00 on the pricing date.
(3)     The Redemption Amount per Unit will not exceed the principal amount plus the final Fixed Coupon Payment.
(4)     The Return on the notes is calculated based on the Redemption Amount and final Fixed Coupon Payment, not including any Fixed Coupon Payments paid prior to maturity.
For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in the Basket Stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Fixed Coupon Barrier Notes	TS-5

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-9 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. When reviewing the section entitled “Risk Factors” in the accompanying product supplement please note that, notwithstanding anything to the contrary in the accompanying product supplement, there is no Call Feature applicable to the notes and therefore the more detailed explanation of risks therein should be read accordingly as not including that feature. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	If the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount.
■	Your investment return is limited to the return represented by the Fixed Coupon Payments and may be less than a comparable investment directly in the Basket Stocks.
■	The Redemption Amount will not reflect changes in the value of the Basket other than on the Final Calculation Day.
■	Changes in the price of one Basket Stock may be offset by changes in the price of the other Basket Stock.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in shares of the Basket Stocks) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Fixed Coupon Barrier Notes	TS-6

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Market Measure-related Risks
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An Underlying Company will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

■	You will have no rights of a holder of the Basket Stocks and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by any Underlying Company.
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While BAC and our other affiliates may from time to time own securities of the Underlying Companies, we, BAC and our other affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

■
Payments on the notes will not be adjusted for all corporate events that could affect the Basket Stocks. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-33 of the accompanying product supplement.

Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Additional Risk Factors
CRWD has limited actual historical information.
CRWD commenced trading on the Nasdaq Global Select Market recently. Because CRWD is of relatively recent origin and limited actual historical performance data exists, your investment in the notes may involve a greater risk than investing in notes linked to Basket Stocks with a more established record of performance.
Fixed Coupon Barrier Notes	TS-7

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
The Basket
The Basket Stocks are described in the section entitled “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Baskets” beginning on page PS-41 of the accompanying product supplement.
As of June 12, 2024 (the pricing date), for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value are as follows:
Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
CrowdStrike Holdings, Inc.	CRWD	50.00%	$387.37	0.12907556	50.00
Palo Alto Networks, Inc.	PANW	50.00%	$319.79	0.15635261	50.00
				Starting Value	100.00
(1)	These are the Closing Market Prices of the Basket Stocks on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on the Final Calculation Day by summing the products of the Closing Market Price for each Basket Stock on that day (multiplied by its Price Multiplier on that day) and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the accompanying product supplement. If a Market Disruption Event or non-trading day occurs as to any Basket Stock on the scheduled Final Calculation Day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of the Notes–Baskets—Observation Value or Ending Value of the Basket” on page PS-42 of the accompanying product supplement.
Fixed Coupon Barrier Notes	TS-8

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from June 12, 2019 (the date CRWD began trading) through June 12, 2024. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of June 11, 2019, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket
Fixed Coupon Barrier Notes	TS-9

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
The Basket Stocks
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because each Basket Stock is registered under the Securities Exchange Act of 1934, as amended, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at www.sec.gov by reference to the applicable CIK number set forth below.
This term sheet relates only to the notes and does not relate to the Basket Stocks or to any other securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell the Basket Stocks.
CrowdStrike Holdings, Inc.
CrowdStrike Holdings, Inc. operates as a holding company. The company, through its subsidiaries, provides cyber security platforms to protect enterprises and prevents attacks on endpoints. CrowdStrike Holdings, Inc. serves customers worldwide. This Basket Stock trades on the Nasdaq Global Select Market under the symbol "CRWD." The company's CIK number is 0001535527.
The following graph shows the daily historical performance of CRWD on its primary exchange for the period from June 12, 2019 (the date CRWD began trading) through June 12, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of CRWD was $387.37. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of CRWD

This historical data on CRWD is not necessarily indicative of the future performance of CRWD or what the value of the notes may be. Any historical upward or downward trend in the price per share of CRWD during any period set forth above is not an indication that the price per share of CRWD is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CRWD.
Fixed Coupon Barrier Notes	TS-10

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Palo Alto Networks, Inc.
Palo Alto Networks, Inc. provides network security solutions. The company offers firewalls that identify and control applications, scan content to stop threats, prevent data leakage, integrated application, user, and content visibility. The company serves customers worldwide. This Basket Stock trades on the Nasdaq Global Select Market under the symbol "PANW." The company's CIK number is 0001327567.
The following graph shows the daily historical performance of PANW on its primary exchange for the period from January 2, 2019 through June 12, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of PANW was $319.79. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of PANW

This historical data on PANW is not necessarily indicative of the future performance of PANW or what the value of the notes may be. Any historical upward or downward trend in the price per share of PANW  during any period set forth above is not an indication that the price per share of PANW is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of PANW.

Fixed Coupon Barrier Notes	TS-11

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 25,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Fixed Coupon Barrier Notes	TS-12

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Basket, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.
For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-15 and PS-17, respectively, and “Use of Proceeds” on page PS-24 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this term sheet and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this term sheet and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
Fixed Coupon Barrier Notes	TS-13

Fixed Coupon Barrier Notes Linked to a Basket of Two Stocks, due June 20, 2025
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
We intend to treat the notes for all tax purposes as a unit (a “Unit”) consisting of (i) a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the Basket; and (ii) a deposit with us of a fixed amount of cash, equal to the issue price of the note, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”).

■
Based on the treatment of each note as a Unit consisting of the Put Option and the Deposit, as of the date of this term sheet, it would be reasonable to allocate each Fixed Coupon Payment between the Deposit and the Put Option and treat 41% of each Fixed Coupon Payment as Deposit Interest and 59% of each Fixed Coupon Payment as Put Option premium. Under this approach, it would be reasonable to allocate 100% of the issue price of a note to the Deposit and none to the Put Option.

■
The Deposit Interest payments will be included in the income of a U.S. Holder (as defined in the prospectus) as interest at the time that such interest is accrued or received in accordance with such U.S. Holder’s regular method of tax accounting. The Put Option premium will not be included in the income of a U.S. Holder until the sale, exchange or maturity of the notes. Accordingly, all of the Put Option premium payments on the notes (except for the last Put Option premium payment) generally will not be included in the income of a U.S. Holder when they are received.

■
See “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement for a description of the U.S. federal income tax consequences to a U.S. Holder upon sale, exchange or maturity of a note.

■
If you are a Non-U.S. Holder (as defined in the prospectus), subject to the discussions in the accompanying product supplement regarding the potential application of Section 871(m) of the Code and FATCA, Coupon Payments with respect to a note, and gain realized on the sale, exchange or redemption of such note, should generally not be subject to U.S. federal income or withholding tax under current law.

■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Fixed Coupon Barrier Notes	TS-14